Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and the related Prospectus of New Forest Oil Inc. for the registration of its common stock and the related Proxy Statement of Forest Oil Corporation, and to the incorporation by reference therein of our reports dated February 26, 2014, with respect to the consolidated financial statements of Forest Oil Corporation, and the effectiveness of internal control over financial reporting of Forest Oil Corporation, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

May 28, 2014